UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐    Definitive Proxy Statement
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☐    Soliciting Material under §240.14a-12
Portland General Electric Company
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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PORTLAND GENERAL ELECTRIC COMPANY
121 SW Salmon Street
Portland, Oregon 97204

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 28, 2021

On March 16, 2021, Portland General Electric Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was recently distributed in connection with the Company’s Annual Meeting of Shareholders scheduled for April 28, 2021 (the “Annual Meeting”). The Company is filing this supplement to the Proxy Statement solely to correct certain inadvertent errors in the Non-Qualified Deferred Compensation Table that appears on page 56 of the Proxy Statement. Specifically, the Company incorrectly stated that James Lobdell’s Aggregate Earnings in 2020 under the Portland General Electric Company 2005 Management Deferred Compensation Plan (2005 MDCP) were $160,262 and that his Aggregate Balance at December 31, 2020 under the 2005 MDCP was $3,409,385. The correct amounts are $47,491 and $1,449,341, respectively.
This Supplement does not change or update any of the other disclosures contained in the Proxy Statement.

This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about March 25, 2021. The Company's 2021 Proxy Statement and 2020 Annual Report are available on our Company website at investors.portlandgeneral.com/financial-information/annual-reports. Proxy materials also may be accessed at www.proxyvote.com.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.